Exhibit 99.1

     FOR IMMEDIATE RELEASE            CONTACTS: NORTH FORK BANCORP
                                                DANIEL M. HEALY
                                                EXECUTIVE VICE PRESIDENT
                                                CHIEF FINANCIAL OFFICER
                                                516-298-5000

                                                NORTH SIDE SAVINGS BANK
                                                DONALD C. FLEMING
                                                EXECUTIVE VICE PRESIDENT &
                                                CHIEF FINANCIAL OFFICER
                                                516-488-6921

         NORTH FORK BANCORP TO ACQUIRE NORTH SIDE SAVINGS BANK IN A
              COMMON STOCK TRANSACTION VALUED AT $210 MILLION

          MELVILLE, N.Y. - JULY 15, 1996 - NORTH FORK BANCORPORATION, INC. (NYSE: NFB) AND NORTH SIDE SAVINGS BANK (NASDAQ: NSBK) jointly announced today that they have signed a definitive agreement whereby North Fork would acquire North Side in a stock for stock merger valued at approximately $210 million. Under the terms of the agreement, each share of North Side will be converted into North Fork common stock at a fixed exchange ratio of 1.556. Approximately 7.5 million shares of North Fork's stock will be issued in this transaction which will be a tax free reorganization and accounted for as a pooling-of-interests. As a result, North Fork's total outstanding shares will increase to approximately 32.3 million. The transaction is valued at 155% of North Side's projected book value at the anticipated closing date. North Side may terminate the transaction if the average closing price of North Fork's shares is less than $24 for the ten trading days ending on the fifth business day prior to the date on which the Federal Reserve Board approval is received, unless North Fork elects to increase the exchange ratio so that the value of North Fork common stock to be received in respect of each North Side common share is not less than $37.34. North Fork received an option to acquire up to 19.9% of North Side's outstanding shares at $34.75 per share should certain events occur. Upon consummation, North Fork's projected tangible and stated book value per share at the anticipated closing date will increase from approximately $10.31 and $13.61 to approximately $12.03 and $14.52, respectively. Additionally, its projected capital leverage ratio will improve from 6.04% to 6.68%.

          Mr. Thomas O'Brien, Chairman, President and Chief Executive Officer of North Side, will join North Fork as Vice Chairman of its Board of Directors and a senior executive officer of the Company. Also, another Director of North Side will join North Fork's Board.

          "The addition of 115,000 new North Side customers provides us with a stable core funding base to support loan growth and generate non-interest income. North Fork's market penetration increases in several counties within the New York metropolitan area," stated John Adam Kanas, Chairman, President and Chief Executive Officer of North Fork. "We are also delighted that Tom O'Brien will join North Fork. He brings talent and experience and adds depth to our management team," he said.

          North Side had total assets of $1.7 billion, deposits of $1.2 billion and stockholders' equity of $123.5 million at June 30, 1996. It operates seventeen banking offices in Queens, Bronx, Nassau and Suffolk Counties. For the nine months ended June 30, 1996, North Side earned $14.8 million or $2.98 per share for a return of average assets and equity of 1.25% and 16.58%, respectively.

          Mr. Thomas O'Brien stated, "This strategic alliance with North Fork is a natural progression for North Side, providing strong value for our shareholders, new products for our customers and growth opportunities for our people. We are excited with the prospect of joining forces with this competitive organization which, like us, uses the building of shareholder value as a cornerstone of its growth plans."

          The merger is expected to close in January 1997, following receipt of required regulatory approvals and approval by the shareholders of both companies. North Fork believes that this merger will be accretive in 1997 by approximately $.28 per share relative to Wall Street estimates of $2.96 per share. The accretion will be derived from projected pre-tax cost savings of approximately $10 million and estimated pre-tax revenue enhancements of approximately $11 million.

          NORTH FORK PLANS AN ANALYSTS CONFERENCE CALL TOMORROW, JULY 16, 1996 AT 2:00 P.M. E.D.T. TO ELABORATE ON THE ACQUISITION AND OTHER BUSINESS MATTERS. THE NUMBER TO CALL IS 1-800-260-0702.

          This press release contains certain forward looking statements with respect to the financial condition, results of operations and business of North Fork following the consummation of the merger that are subject to various factors which could cause actual results to differ materially from such projections or estimates. Such factors include, but are not limited to, the possibility that the anticipated cost savings and revenue enhancements might not be realized and that adverse general economic conditions or adverse interest rate environment could develop. North Fork's current report on Form 8-K filed on July 15, 1996 disclose more fully these factors.

          North Fork Bancorporation, Inc. with total assets of $4.1 billion, deposits of $3.3 billion and stockholders' equity of $300 million, or $12.43 book value per share, is the holding company for North Fork Bank, operating 67 branches in the New York metropolitan area.